Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
White Mountain Titanium Corp.

We hereby consent to the incorporation in the Registration Statement dated on or about December 11, 2009 on Form S-1/A of White Mountain Titanium Corp. (An Exploration Stage Company) of our auditors’ report dated March 25, 2009 on the consolidated balance sheets of White Mountain Titanium Corp. as at December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years ended December 31, 2008, 2007, and 2006, and the cumulative period from inception (November 13, 2001) through December 31, 2008.

We also consent to the reference to us as experts in matters of accounting and audit in this registration statement.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada
December 11, 2009